UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013

VITESSE SEMICONDUCTOR CORPORATION

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31614	77-0138960
(Commission File Number)	(IRS Employer Identification No.)

741 Calle Plano
Camarillo, California 93012

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (805) 388-3700

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01              Entry into a Material Definitive Agreement

Third Amendment to Loan Agreement

On November 5, 2013, we entered into a Third Amendment to Loan Agreement (the “Amendment”) with Whitebox VSC Ltd., as lender and agent (the “Agent”).  The Amendment amends our existing Loan Agreement with Agent entered into on August 23, 2007, as amended on October 16, 2009 and as further amended on February 4, 2011 (as amended, the “Loan Agreement”).

The Amendment extends the maturity dates of each of our outstanding Term A Loan in the principal amount of $7.9 million and Term B Loan in the principal amount of $9.3 million (collectively, the “Term Loan”) issued pursuant to the Loan Agreement from February 4, 2014 and October 30, 2014, respectively, to August 31, 2016, and also provides that the Term Loan will bear interest in cash at 9.0% per annum payable quarterly in arrears.

The Amendment provides us the right to optionally prepay the Term Loan in whole or in part, at any time and from time to time, subject to the payment of a prepayment fee.  The prepayment fee is 5.0% of the aggregate principal amount repaid with respect to prepayments made prior to October 30, 2014, 3.0% with respect to prepayments made on or after October 30, 2014 but prior to October 30, 2015, and 2.0% with respect to any prepayment made on or after October 30, 2015.  The Loan Agreement continues to require that we prepay the Term Loan upon the occurrence of certain prepayment events, but provides us with greater flexibility to sell assets and use the resulting proceeds for purposes other than repaying the Term Loan after repayment of our 8.0% convertible second lien debentures due October 2014 (the “8.0% Debentures”).

The Amendment also provides us the right, so long as no event of default exists under the Loan Agreement, to purchase, repay, redeem or defease any or all of the 8.0% Debentures, and requires that we maintain an unrestricted cash balance of $8.0 million and achieve minimum quarterly revenues of $10.0 million.

The Loan Agreement continues to provide the lenders with the right to convert the Term B Loan into shares of our Common Stock at a conversion price of $4.95 per share through October 30, 2014.  After that date, the Term B Loan will not be convertible into common stock.

In connection with our entry into the Amendment, we paid the lenders a consent fee of $308,000.

The foregoing summary of the Amendment is qualified in its entirety by the terms of the Amendment which is filed with this report as Exhibit 10.1 and incorporated herein by reference.

Purchase of 8.0% Debentures

On November 5, 2013, we entered into letter agreements with each of Whitebox Multi Strategy Partners, LP, Whitebox Concentrated Convertible Arbitrage Partners, LP, Pandora Select Partners, LP and Whitebox Special Opportunities Fund Series B Partners, LP (each a “Holder” and collectively the “Holders”), which hold 8.0% Debentures.  Pursuant to these letter agreements, the Holders agreed to sell to us, and we agreed to purchase from the Holders, $13,650,324 principal amount of 8.0% Debentures at a purchase price of 107% of the principal amount of 8.0% Debentures acquired by us plus accrued and unpaid interest thereon, for an aggregate purchase price of $14,715,049.  Our purchase of the 8.0% Debentures was consummated on November 6, 2013, following which there remains outstanding approximately $32.8 million principal amount of 8.0% Debentures.

Item 8.01              Other Events

We will hold the Vitesse Semiconductor Corporation 2014 Annual Meeting of Stockholders on Wednesday, February 19, 2014.

Item 9.01              Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Third Amendment to Loan Agreement, dated as of November 5, 2013, between Registrant and Whitebox VSC Ltd.

10.2	Form of Letter Agreement, dated as of November 5, 2013, between Registrant and certain holders of the Registrant’s 8.0% convertible second lien debentures due October 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITESSE SEMICONDUCTOR CORPORATION

Date: November 7, 2013	By:	/s/ Martin S. McDermut
Martin S. McDermut
Chief Financial Officer